The Decision to Authorize Shandong Longkang Fruit Juice co., Ltd as Exclusive Producer of "Laiyang Pear Juice Concentrate".

Shandong Longkang Fruit Juice co., Ltd utilizes its technology, funds, management cooperate with universities and research institutions; increase the input of scientific research. Solved Laiyang Pear short-term storage and easy to browning problem. The company's product "Laiyang Pear Juice Concentrate" is very popular in many industries. "Laiyang Pear Juice concentrate" not only increase the economic efficiency of enterprises, but also greatly increase the local pear farmers income and Laiyang City financial income. To promote Laiyang economic development, protect "Laiyang Pear" brand and avoid improper vicious competition on Laiyang Pear. Laiyang government made decision that:

We hereby authorize Shandong Longkang Fruit Juice Co., Ltd as the only producer of "Laiyang Pear Juice Concentrate". No other enterprises are allowed to produce or sale "Laiyang Pear Juice Concentrate" for a period of 30 years.

January 9, 2008
The People's Government of Laiyang City

莱阳市人民政府文件

莱阳政字 2008 第［6］号

关于授权山东龙康果汁有限公司独家生产经营莱阳梨浓缩汁的决定

山东龙康果汁有限公司几年来以其利用的自身技术、经济、管理等优势，积极与国内外大专院校和科研院所合作，加大科研投入力度，解决了长期以来莱阳梨不易储存易褐变的缺点，自主研发生产的莱阳梨浓缩汁受到了各界的好评。不仅增加了企业的经济效益，而且大大增加了当地梨农的经济收入和莱阳市的财政收入。为促进莱阳经济发展，保护莱阳梨的历史品牌，避免针对莱阳梨出现的不正当恶性竞争。经莱阳市人民政府研究决定：

授权山东龙康果汁有限公司独家生产经营莱阳梨浓缩汁，不再批准其他任何企业从事莱阳梨浓缩汁生产经营。时间为 30 年。

莱阳市人民政府

2008 年 1 月 9 日